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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported) May 22, 1997


                        Bristol Technology Systems, Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                    0-21633                 58-2235556
(State or other jurisdiction       (Commission            (I.R.S. Employer
     of incorporation)             File Number)          Identification No.)


5000 Birch Street, Suite 205, Newport Beach, California           92660
     (Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code:  (714) 475-0800


          18201 Von Karman Avenue, Suite 305, Irvine, California 92612 (Former name or former address, if changed since last report)




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ITEM 5 - OTHER EVENTS

          On April 3, 1997, Bristol Technology Systems, Inc. ("the Company"); Smyth Merger Corp., a Delaware corporation and a newly-formed, wholly-owned subsidiary of the Company ("SMC"); Smyth Systems, Inc., a Delaware corporation ("SSI"); and the managing stockholders of SSI entered into an Agreement and Plan of Reorganization (the "SSI Agreement"), which contemplated a reverse triangular merger of SMC with and into SSI (the "SSI Merger") in a tax-free reorganization. In connection with the SSI Merger, the stockholders of SSI were to exchange all of the outstanding capital stock of SSI for $5,338,200 of non-registered, restricted Common Stock of the Company. The transaction was expected to be accounted for as a pooling of interests.

          On May 22, 1997, the SSI Agreement was amended to (i) convert the SSI Merger from a reverse triangular merger into a forward triangular merger (the "Smyth Merger"); (ii) change the intended accounting for the Smyth Merger from pooling of interests to purchase; and (iii) change the nature of the consideration to be provided in connection with the Smyth Merger from the Company's common stock to a combination of cash and the Company's common stock.

          In connection with the amended SSI Agreement, the Smyth shareholders will exchange all of the outstanding capital stock of Smyth for $2,348,808 in cash and $2,064,104 of non-registered, restricted Common Stock of the Company. The number of shares of common stock will be determined based upon the last trade price per share as reported by NASDAQ on May 19, 1997.

          The closing date for the Smyth Merger is currently scheduled for May 29, 1997. The closing is subject to certain conditions including that the price per share of the Company's common stock be at least $3.00 immediately prior to the effective time of the merger.

          In connection with the Smyth Merger, Messrs. Robert T. Smyth, Larry D. Smyth and William A. Smyth, who are executives and principal stockholders of SSI, will continue to be employed by SSI following the closing of the Smyth Merger pursuant to written employment agreements.

          SSI has been in business since 1949 and is comprised of two divisions. One division is a provider of automated, integrated, turnkey systems for country clubs, golf shops, golf resort operations, retail apparel specialty stores, department stores, sporting goods stores, and museum shops, with installations in 48 of the 50 United States and in four countries. SSI provides these products and services from its offices in Canton, Ohio; Irvine, California; Dallas, Texas; and Salt Lake City, Utah. The second division is a provider of point-of-sale ("POS") systems manufactured by NCR. SSI sells, installs and services NCR POS systems at supermarkets, quick service food outlets, restaurants and other retail establishments from its base office in Canton, Ohio for the Canton, Akron, Cleveland, Youngstown and Mansfield areas, and from its office in Irvine and Montclair, California for the Southern California area. For the twelve months ended December 31, 1996, SSI had preliminary unaudited net revenues and earnings before interest and taxes of $12,100,000 and $540,000, respectively. Total assets at December 31, 1996, were approximately $3,300,000.




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                                   SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 BRISTOL TECHNOLOGY SYSTEMS, INC.



                                 By: /S/ KELLY KAUFMAN
                                     ----------------------------------------
                                     Kelly Kaufman, Vice President of Finance



May 29, 1997